Exhibit 99.2

Transcript of

Thomas Group (TGIS)

First Quarter Earnings Conference Call

May 5, 2009

Participants

Frank Tilley, Interim CFO & Vice President

Michael McGrath, Executive Chairman

Earle Steinberg, CEO

Presentation

Operator

I would now like to turn the conference over to Frank Tilly.  Sir, please begin.

Frank Tilley — Thomas Group — Interim CFO & VP

Good morning, this is Frank Tilley, Interim CFO and Vice President of Thomas Group.  Welcome to the first quarter 2009 Earnings Conference Call for Thomas Group of Irving, Texas.  Representing Thomas Group today are Michael McGrath, Executive Chairman, Earle Steinberg, Chief Executive Officer and myself.  Thank you for your interest in Thomas Group today.  Following management’s comments, there will be a question and answer session.  Thomas Group’s first quarter 2009 earnings announcement was released earlier today.  If you did not receive this release, please call our offices at 1-800-826-2057, ext 4438 and we will fax or email you a copy of the release.  That number again is 800-826-2057, ext 4438.

Before we begin management’s comments, let me remind you that while Thomas Group does not provide projections, management may discuss forward-looking information.  Any statements in this discussion that are not strictly historical statements about our beliefs and our expectations are forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995.  These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements including general economic and business conditions that may impact clients and the company’s revenues, timing and the awarding of customer contracts, revenue recognition, competition and cost factors as well as other factors detailed from time to time in the company’s filings with the SEC, including the company’s Form 10-K for the year ended December 31, 2008.  These forward-looking statements may be identified by words such as anticipate, expect, suggest, plan, believe, intent, estimates, targets, projects, could, should, may, would, continue, forecast or other similar expressions.  These forward-looking statements speak only as to the date of this discussion.  Except as required by law, the company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this discussion to reflect any change in the company’s expectations with regard to such statements or any change in events, conditions or circumstances upon which any such statement is based.  At this time, I would like to introduce Michael McGrath, Executive Chairman.  Michael?

Michael McGrath — Thomas Group — Executive Chairman

Thank you, Frank.  Good morning all and thank you for joining us for today’s call.  I want to spend a few minutes bringing you up to date on our strategy and vision for Thomas Group, then Frank will review the results in more detail.  Following that, Earle will review our progress to date.

Our commitment to you, our shareholders, continues to be to build a strong, successful and growing consulting firm based on the foundation of the excellent reputation that Thomas Group has built over the last 30 years, and do this by delivering great results to its many clients.  Although we feel that we continue to make significant progress in a number of areas including organization structure, cost reduction and business development, we have, like almost everyone else, been buffeted by the strong headwinds of a very difficult economy.  This is reflected in the longer time that it takes for prospects to make decisions and in a general reluctance to undertake new projects no matter how justified.  In a few minutes Earle will discuss his continuing efforts to reposition Thomas Group.

As can be seen in the comparisons this quarter in our financials, we have aggressively reduced our cost of sales and selling, general and administrative costs over the last three quarters.  This quarter we have increased our gross profit compared to the previous two quarters, although revenue was less.  As we discussed last quarter, we have furloughed a number of consultants that are not currently engaged with clients or involved in current marketing or proposal development. While our goal is to return each of these furloughed consultants to full-time employment with Thomas Group, in the short-term this gives us a much more variable cost structure that has reduced both our cost of sales and our selling, general and administrative expenses.  However, until the company can produce additional revenue we do not expect to be profitable.

At this point we still cannot predict when we will return to profitability.  We seem to have reached the bottom in terms of our revenue over the last two quarters, but this may not be sustained by events of future quarters.  We have yet to produce a demonstrable upturn.  Fortunately, we are in a relatively strong cash position giving us time to regain profitability.  During the remainder of 2009 we expect to receive federal income tax refunds of about $2.5 million.  We project that this tax refund combined with our cash balance of $7.1 million at the end of the first quarter of 2009 should be sufficient to carry us through our transition to profitability given our success in reducing operating costs to date.

As of the end of the first quarter we had cash and cash equivalents of approximately $0.66 per share.  As previously announced we have continued to repurchase stock under rule 10b5-1 that we began on April 7, 2008.  In October 2008 the Board of Directors increased the authorized repurchase limit by an additional 300,000 shares to a total of 805,450 shares.  As of March 31 we have repurchased 570,602 shares at a total cost of a little over $1 million.  For the first quarter we repurchased 73,693 shares at a total cost of $52,071, or an average of $0.70 per share.

We continue to repurchase the maximum number of shares permitted by regulations or by market trading each day if that is lower than the number of shares permitted by regulations.  Trading rules set a limit each week for daily purchases under this type of plan based on 25% of the average daily volume for the previous four weeks.  Although our broker has the capability of purchasing blocks in excess of the maximum normal daily limit under the plan and subject to applicable regulations, we rarely have been able to execute trades for this additional volume.  Also since the company is repurchasing the maximum permissible number of shares each day, the key officers and employees cannot purchase stock during this repurchase program because they are subject to the same overall limitations on daily purchases that the company is using for its repurchases.

After Frank discusses the financial results, Earle will address our progress in rebuilding the new Thomas Group.  Let me turn the discussion back to Frank.

Frank Tilley — Thomas Group — Interim CFO & VP

Thank you, Michael.  Revenue for the first quarter of 2009 was $3.3 million compared to $12.4 million in the first quarter of 2008.  Consulting revenue from U.S. Government clients represented by our government practice was $0.8 million, or 26% of revenue, in the first quarter of 2009 compared to $9.1 million, or 74% of revenue, in the first quarter of 2008.  Consulting revenue from commercial clients represented by our aerospace and defense, health care, industrial, transportation and logistics and European practices was $2.1 million, or 63% of revenue, in the first quarter of 2009, compared with $2.9 million, or 23% of revenue, in the first quarter of 2008.

Reimbursement of expenses was $0.4 million, or 11% of revenue, in the first quarter of 2009 compared to $0.4 million, or 3% of revenue, in the first quarter of 2008.  Gross profit margins for the first quarter of 2009 were 44%, compared to 48% for the first quarter of 2008.  The drop in first quarter gross margins is related to lower level of revenue in the first quarter of 2009 and to higher concentration of lower margin work.

SG&A costs for the first quarter of 2009 were $3.4 million compared to $5.5 million in the first quarter of 2008.  The $2.1 million decrease is primarily related to a $0.3 million decrease in stock-based compensation during the first quarter of 2009, a $0.5 million decrease in sales commissions and executive bonuses, a $0.3 million decrease in recruiting costs, a $0.2 million decrease in the use of outside consultants, a $0.4 million decrease in bad debt expense, a $0.3 million decrease in payroll costs due to the decline in number of consultants employed and a $0.1 million decrease in other costs due to a decline in activity as compared to the same period in 2008.

Working capital decreased from $13.3 million at December 31, 2008 to $11.8 million at March 31, 2009 due primarily to our operating loss for the first quarter ended March 31, 2009.  For the first quarter of 2009, net cash decreased $1.2 million compared to the net increase of $2.5 million for the first quarter of 2008.  For the first quarter of 2009 net cash provided by operating activity was negative $1.1 million compared to the $3.5 million positive for the first quarter of 2008.  This decrease is primarily due to our operating loss for the first quarter of 2009, a decrease in our accrued liability, an increase in income tax receivable and lower accounts receivable resulting in lower collections.  There were no investing activities in the first quarter of 2009.  Cash used for financing activities for the first quarter of 2009 was $0.1 million, including $0.05 million purchase of stock under our stock repurchase plan and $0.05 million net tax-effect of stock issuance, compared to $1.1 million in the first quarter of 2008 related to the payment of dividends for the quarter ended December 31, 2008.  Despite the loss during the year we continued to have a relatively strong balance sheet and no long-term debt.

At the present time, we estimate that our working capital will be sufficient to fund our operations until we are able to return to profitability.  We continue to assess this situation on an ongoing basis.  Despite the challenges we face, we are enthusiastic about the future of Thomas Group.  Based on our forecast of working capital for 2009, we elected not to request a renewal and extension of our line of credit when it expired on March 31, 2009.  We expect to receive additional federal income tax refunds of approximately $2.5 million before the end of the second quarter of 2009.

As of March 31, 2009 we had 24 consultants on furlough and subsequently at quarter end we furloughed one additional consultant.  These furloughed consultants will be offered the opportunity to return to the payroll if and when we develop client projects that require their individual skill set.  In addition to reductions in payroll costs, we have aggressively worked to reduce other costs wherever possible.  We anticipate that we will operate at a loss until we are able to develop the required level of new business to reach break even.  Now I will turn the call over to Earle who will discuss the plans for Thomas Group.

Earle -

Earle Steinberg — Thomas Group- CEO

Thank you, Frank.  The deterioration of the economic situation in the fourth quarter of 2008 and continuing into 2009 has made the challenges of our recovery more difficult.  We continue to believe that our unique set of expertise and capabilities positions us to provide real and tangible results for clients by improving their profits and reducing their costs more quickly and more effectively than they are able to do without our help.  Although not yet evidenced in our revenue, our prospect list and pipeline is significantly improved both in quantity and quality.  However, in the current economy our sales cycle can often be extended and require more levels of approval for new projects and we feel this has delayed booking new business.

We recently released two press releases which point to our efforts to expand our marketing in new directions.  The first of these is a new service offering called MarginMax™ which offers business leaders an innovative, strategic solution to help them achieve their profit goals in these difficult times.  MarginMax uses an integrated methodology to optimize the four key drivers of gross margin: pricing optimization, product management, sales effectiveness and operational performance, to significantly improve gross margins.  We first announced this product in late March.  While we have yet to sign our first engagement, we are encouraged by the reception we are receiving through our marketing initiatives for this product.  The second press release in early April focused on our PiMax™ assessment tool which enables clients to measure and improve the effectiveness of Lean and Six Sigma programs.  As announced in the press release, we believe that there is a significant need for this product in aerospace and defense contractor companies in particular based on the work we did for the U.S. Navy.  We know that significant sums are spent on these programs and that often they do not lead to the expected productivity improvements.  We feel we can assist companies in achieving these expected gains with PiMax.  Although these two press releases announced specific marketing initiatives, we continue to expand both our product offerings and the industries on which we focus our marketing efforts.

We also continued to work hard to reduce our fixed costs both by the furlough of consultants not actually working on client engagements, and by focusing expense reduction throughout the organization.  As Michael and Frank have discussed, we have increased our gross margin for this quarter over the last couple of quarters and reduced our SG&A expenses from $5.5 million in Q1 2008 to less than $3.4 million in Q1 2009.  Although we continue to strive to reduce costs further, gains from this point forward may be more difficult to achieve.

As I discussed last quarter, we have initiated aggressive efforts to build a pipeline of new business opportunities even in these challenging economic times.  We feel that we are making progress but the results have not yet had the impact on increases in our revenue that we expect in the future.  Given the period of stress in the economies worldwide, we believe our emphasis on product and service offerings designed to improve our clients’ operating margins positions us well in this recovery phase of our renewal strategy and on into the growth phase.  It is not easy and will not occur quickly but we are confident that we are on the right course to achieve the end results we, as your management team, and you, as our shareholders, expect.  We will continue to leverage our process value management expertise, but are also introducing new client value propositions.  These new consulting offerings address what we believe are the major concerns of many of our industrial clients: cost reduction, capital expenditure avoidance or delay and improvements in gross margin.  We are also emphasizing our ability to help drive sustainable results in a fairly short time that justifies the investment in our services even in these troubled times.

We believe that we have an aggressive but reasonable plan to rebuild Thomas Group and the financial resources to execute it in a manner that will enable long-term success.  We are committed as we implement our plan to address the issues that have resulted in normal previous cycles of boom and bust in our company.  We are creating a new culture at Thomas Group around focused teams that create and deliver increased value for clients in new and innovative ways.  This provides us the opportunity to build on the reputation and past success of Thomas Group while expanding future opportunities for us in the market.  We are on a journey which will take us a while to produce visible results when measured on a quarterly basis, but we believe that we have begun that journey well and that it will ultimately help us get to the milestones we want to achieve: a return to profitability and continued sustainable growth beyond that point.  We appreciate your support through this period and look forward to future calls when we can report on our progress.  Now, I will turn the call over to our moderator for any questions you might have.

Operator

Thank you, gentlemen.  At this time we will open the floor for questions.  If you would like to ask a question please press the * key followed by the 1 key, that is *1 on your touchtone phone now.  Questions will be taken in the order in which they are received.  If at any time you would like to remove yourself from the queue, press *2.  It is *1 for questions.  Our first question comes from Matthew Cruise with Noble Financial.

<Q>:  Ah yes, good morning.  Question for a little detail on the number of consultants; did it remain flat at 39?  And also if you had the part-time headcount there?

Earle Steinberg — Thomas Group- CEO

I’m sorry Matthew, would you repeat the question?

<Q>:  Yes.  The number of consultants at the end of the first quarter; was it flat at 39?

Earle Steinberg — Thomas Group- CEO

No.  Our active consultants are at 26.

<Q>:  Okay.  And number of part-time?

Earle Steinberg — Thomas Group- CEO

Part-time consultants, you mean the ones on furlough or the ones who are?

<Q>:  You usually log the three; full-time, part-time and furloughed.  I was curious…

Earle Steinberg — Thomas Group- CEO

Okay.  That’s four right now.

<Q>:  Great, thank you.  The second question in terms of your business outlook, I know you did a good job detailing what you could, did you see any noticeable change say even in the last several weeks coming out of March through April in terms of business prospects, maybe a little bit more opportunities to sign new business?  Maybe if you could discuss the commercial versus the government side of the business?

Earle Steinberg — Thomas Group- CEO

Sure.  We’re pursuing a few large commercial opportunities and the government business will come at some point as the new administration settles in and all the political appointments are in place, because the political appointments make policy decisions while the career government employees simply implement that policy.  Some new government initiatives that we are actively bidding on are being held up until those political appointments are in place.  We are seeing some positive movement in both of those areas in terms of our pipeline over the last month.

<Q>:  Great.  Thank you very much.

Operator

Thank you.  Our next question comes from John Frankola with Vista Investment Management.

<Q>:  Hello.  Good morning.  Can you describe your average engagement?  You have 26 consultants and 4 part-time consultants, so just to give me an idea of maybe the length of the engagements, the number of people on a team?  So do you have five teams now, do you have seven teams now?  Do the engagements go 3 months, 6 months?  Just to be able to conceptualize your business a little bit.

Earle Steinberg — Thomas Group- CEO

Sure.  We have a couple of engagements in the government area that are one or two people that tend to get renewed every two months although we anticipate that they will be going on for a very long time.  The rest of our engagements have grown in size, and I would say right now we have something around the area of 10-13 active engagements and they have grown in size fairly meaningfully over the last year.  Last April we were working on virtually all of our engagements being one or two people, now we have several larger teams working in the commercial side.

<Q>:  Okay.  In terms of the length of those engagements; what would you say the average length of engagement is?

Earle Steinberg — Thomas Group- CEO

I would say right now the average length of engagement is around four months although we’re working very hard to look at bidding on larger engagements of longer duration; that is part of our strategy and building our pipeline going forward.  What we have discovered is that it is just as hard to sell a short, small engagement as it is to sell a longer engagement of larger size.  The difficultly of a sale is the difficultly of a sale, and actually these days isn’t varying very much between the small engagements and the larger ones.  Therefore we have adjusted our sights over the last sixty days or so to focus really on longer term larger opportunities.

<Q>:  Can I follow up again with a question?

Earle Steinberg — Thomas Group- CEO

Sure.

<Q>:  Now in these engagements are you typically competing with smaller, regional and local consulting firms or are you typically competing against national firms in these situations?

Earle Steinberg — Thomas Group- CEO

I wish I could answer that very clearly and precisely.  There is no typical engagement these days in the consulting industry.  In the government area of course we are competing but we are competing against other firms; the same ones we have always competed against.  In the commercial area more and more we are looking at opportunities where the competition for our sale is what we call self-medication, where our client will decide to do it themselves instead of hiring a consultant to do it.

<Q>:  One last question and then I will let some other people ask some questions.  Do you have any issue with the value of your stock price, the fact that you are a public company and the fact that you are losing money in terms of winning an engagement?  In other words, I know you just mentioned a lot of times your competition is the internal staff in terms of doing the project, but in a competitive situation with an outside competitor do you believe that the fact that you trade for less than $1 and you are operating at a loss right now, do you think that hurts you at all in terms of competing?  Especially because your business essentially is helping companies to improve their profitability; to make them more profitable, and here your competition can say, well they are having their own trouble with profitability.  How do you respond to that?

Earle Steinberg — Thomas Group- CEO

That’s a great question.  In fact starting about a year ago when we lost the major government work in the Navy programs, we started to hear that quite a bit.  We are hearing it a lot less now and we have developed an ability to speak to that and around that.  When that question has come up we simply laid out for people that we are talking to on new opportunities our plan for going forward.  As they hear our plan for going forward we allow them to ask questions and give them about as much information as we can give as a publicly held company and that seems to solve the issue.  In consulting so much depends upon personal relationships and a potential customer’s sense that he is in good hands with the people that he is talking to, not just the firm but also the individuals that are going to be working with him on a consulting engagement.  I think we have done okay in that area.  So yes, it may seem to be an obstacle but I can’t really place any of the cause for anything we have lost; I can’t think of anything we have lost for that reason.

<Q>:  What would you say your win rate is when you are in a competitive situation?

Earle Steinberg — Thomas Group- CEO

I’d say our win rate in a competitive situation right now is probably around 40%, but that’s a very small sample because as I said, and especially outside of the government area where virtually nothing is sole source, in most of our engagements we are competing with the self-medication approach as opposed to another competitor.  I attribute that to our seeking out and finding appropriate niches where we can do that.

<Q>:  Thank you very much.

Operator

Thank you.  Again if you would like to ask a question, you may press *1 on your phone now.  Our next question comes from Matthew Cruise with Noble financial.

<Q>:  Just a follow up on the consultant headcount.  It looks like, doing some rough math, that your average annualized revenue per consultant is holding up fairly well.  Earle, I am just more curious if there is sort of a bottoming on how many consultants you’re going to keep on staff at any given time given if you start to win contracts again, it is going to be difficult to ramp your consultant base back up?  Any sort of more detail there in terms of baseline in consultants and the annualized revenue per consultant?

Earle Steinberg — Thomas Group- CEO

Sure.  I think our revenue per consultant has held up.  We have adopted, as we indicated over the last couple of quarters on these calls, a variable cost model to carry us through this recessionary time period.  That management of ongoing cost is what has enabled us to keep our losses to where they are and to position us for profitable growth.  Now in terms of building back up we are constantly in communication with all of our consultants on furlough and in addition to that we are looking, based on our pipeline, at a significant number of potential hires should new business arrive so that we could ramp up fairly quickly.  The market right now, as you might guess, is a buyers’ market in terms of hiring consultants so we are in touch with a large number of people right now on an ongoing basis and I do not anticipate that if and when we win some of the longer duration, larger contracts we are trying to pursue, if and when that happens we will be able to ramp up to deliver the services.

<Q>:  Great.  Thanks for that additional detail.

Operator

Thank you.  Our next question comes from John Frankola with Vista Investment Management.

<Q>:  I have one more.  The number of support people; you have 26 full-time consultants, how many other people are employed at Thomas Group?

Earle Steinberg — Thomas Group- CEO

Hold on one minute. Frank’s going to dig that out but we have cut our number of support people back to the minimum required so that we could meet our obligations for tracking and reporting as a publicly held company.  I know we have cut back in human resources down to just two people and in our finance area we are down to, I think, now three people and our administrative staff has been reduced accordingly.  We have a total of 51 employees.

<Q>:  I guess the question is obviously you can support larger business probably with the SG&A that you have right now, I know that you’re in a position with the cash that you have that you can burn through some of that cash while you try to rebuild your business, but I guess then the flip side of that question is if you were to downsize the organization to make yourself profitable at this level; if this became a new base and I know that is not part of your strategy and you are not talking in those terms, but if this became the new base could you be profitable at this level of business?  I know that is not part of your strategy and I know you don’t want to do that at this point in time, but can you do that?  Or you need a certain level of scale to be in this business and if not then you should be selling out or doing something else.  I know it is a complicated question, but did you get the gist of what I was asking?  In other words, is there a plan if this work doesn’t materialize and you burn through three more months of cash?  Is there a plan B or is your strategy solely based on becoming a much larger company in a relatively short period of time?

Frank Tilley — Thomas Group — Interim CFO & VP

Well our fundamental strategy is one of growth.  It would be very difficult to shrink this company and remain a public company to the point that we could be profitable at this level of business; the cost of being public is significant, so our emphasis is on the growth strategy.  Obviously we constantly evaluate alternatives.  Our board is very involved in considering alternatives and should that be necessary we will do what we need to do.

Earle Steinberg — Thomas Group- CEO

I would echo that.  I think we are heavily focused on growing our way out of this and as I said in my comments earlier, our prospects and pipeline have improved significantly in both quantity and quality but we are always looking at all alternatives.  We think it is only responsible to always look at all alternatives although we have no anticipation of moving in a direction that’s different right now.

<Q>:  Okay.  I would have to assume at the board level, and you’re probably not going to disclose this, but probably at the board level I’m sure that you’ve considered a going private transaction?  I mean if you want to comment on that you can, but I’m not sure what your cost of being a public company are and I’m not sure you want to disclose that but I would have to assume that if those costs are significant and things don’t turn around with the amount of cash you have on hand you could probably come close to going private if you wanted to maybe with the injection of some private equity money.  That has to be considered an option for you.  Am I correct on that?

Earle Steinberg — Thomas Group- CEO

You are very correct in that we don’t want to comment on that!

<Q>:  Okay!  All right, thank you.

Operator

Thank you.  At this time, I am showing no more questions.

Frank Tilley — Thomas Group — Interim CFO & VP

Okay.  Thank you, Stephanie.  The management at Thomas Group appreciates your participation in the call today.  If you need additional information, please do not hesitate to get in touch with us.  If you missed any part of this call or have an associate who was not able to listen to the call, a replay line will be available by 5 pm central time today and will run for 60 days.  US callers may call 877-919-4059 and international callers may call 334-323-7226.  The conference call replay pass code is 62659614 and the # sign.  Thank you again for your interest in Thomas Group and have a great day.  Thank you.